INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-48385, 33- 48297, and 33-91806 of American Medical Alert Corp. on Form S-8 of our report dated March 3, 1995 appearing in this Annual Report on Form 10-KSB of American Medical Alert Corp. for the year ended December 31, 1995.



/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

New York, New York
March 27, 1996